As filed with the Securities and Exchange Commission on February 17, 2011
Registration No. 333-157128

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

Post-Effective
Amendment No. 3
to
FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its governing instruments)

10188 Telesis Court, Suite 222
San Diego, California 92121
Telephone: (858) 882-9500
 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
________________

James R. Ingebritsen
President and Chief Executive Officer

10188 Telesis Court, Suite 222
San Diego, California 92121
Telephone: (858) 882-9500
(Name, address, including zip code and telephone number,
including area code, of agent for service)
________________

Copies to:

Howard A. Nagelberg, Esq. William E. Turner II, Esq. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison St., Suite 3900 Chicago, Illinois 60606 (312) 984-3100	Lauren B. Prevost, Esq. Heath D. Linsky, Esq. Morris, Manning & Martin, LLP 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 (404) 233-7000

Approximate date of commencement of proposed sale of the securities to the public:
This post-effective amendment deregisters all of the securities that remain unsold under the Registration Statement as of the date hereof.
________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11, as amended, which was originally filed on February 6, 2009 (Registration No. 333-157128) (the “Registration Statement”) to register the sale of up to $350,000,000 in shares of our senior common stock, par value $0.0001 per share (“Senior Common Stock”) to the public and the issuance of up to $50,000,000 in shares of our Senior Common Stock pursuant to our dividend reinvestment plan, is being filed to deregister the shares of Senior Common Stock that have not been sold to the public or issued under the dividend reinvestment plan.  We are effecting the deregistration in connection with our termination of our offering to the public of Senior Common Stock and our termination of the dividend reinvestment plan.  In accordance with an undertaking made by us in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, we hereby remove from registration the 37,582,133 shares of Senior Common Stock that are registered under the Registration Statement but that have not been sold to the public or issued under the dividend reinvestment plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on the 17th day of February, 2011.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By:	/s/ James R. Ingebritsen
James R. Ingebritsen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jay H. Shidler	Chairman of the Board	February 17, 2011
Jay H. Shidler

/s/ James R. Ingebritsen	Chief Executive Officer and Director	February 17, 2011
James R. Ingebritsen	(Principal Executive Officer)

/s/ Michael C. Burer	Chief Financial Officer	February 17, 2011
Michael C. Burer	(Principal Financial and Accounting Officer)

*	Director	February 17, 2011
Michael W. Brennan

*	Director	February 17, 2011
Robert L. Denton

*	Director	February 17, 2011
Clay W. Hamlin

*	Director	February 17, 2011
Paul M. Higbee

*	Director	February 17, 2011
Thomas R. Hislop

*By:          /s/ Jay H. Shidler
Name:            Jay H. Shidler
Title:          Attorney-in-fact